Exhibit 99.2

BUSINESS

Forward-looking Statements

          Statements in this Form 8-K, which are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. These uncertainties include, but are not limited to, the following: general economic and business conditions; ability to obtain rights to technology; ability to obtain and enforce patents; ability to develop oligonucleotides in adequate amounts for our collaborations and clinical trials; ability to commercialize and manufacture products; ability to obtain and retain collaborators; results of clinical studies; results of research and development activities; competition; technological advances; ability to obtain adequate financing in the future; business abilities and judgment of personnel; availability of qualified personnel; changes in, or failure to comply with, governmental regulations; and the like, are set forth in the section titled “Risk Factors” herein. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

An overview of our company.

          Ribozyme Pharmaceuticals, Inc. is a leader in the field of nucleic acid technology. We are using our proprietary technology and our expertise in molecular engineering to develop a new class of nucleic acid-based therapeutics, to develop diagnostic technologies that identify diseases, and to manufacture oligonucleotides (chains of nucleotides that can be chemically synthesized in specific sequences) for our use or for use by our collaborators and customers to generate revenue.

          Since inception in 1992, we have dedicated ourselves to engineering RNA-based molecules using Nobel Prize-winning ribozyme technology. As a result, we have advanced three product candidates into clinical development, developed RNA-based diagnostic technology, established leading oligonucleotide chemistry and manufacturing expertise and entered into several collaborative relationships with biotechnology and other companies. We own or have exclusive licenses to use over 182 issued or allowed patents relating to nucleic acid technology. Having developed this unique expertise in nucleic acid technology and molecular engineering enables us to take our next step. We will sharpen our focus on those product candidates that we believe have the best prospects for commercial success and we will use our expertise to design, stabilize, manufacture and deliver next generation ribozymes and RNA interference, or RNAi. We believe RNA-based drugs will become important therapeutics in the future. We are exceptionally well positioned to take advantage of this emerging opportunity.

We are developing a new class of therapeutics.

          We are developing a new class of therapeutics based on engineered RNA molecules that are designed to disrupt intracellular production and replication of disease-inducing proteins and viruses. Our expertise in nucleic acid technology, which we have developed over a ten-year period and covered by broad patent protection, is focused on ribozymes and RNA interference, or RNAi. A ribozyme is a chain of nucleotides that has binding sequences along with a catalytic core capable of cleaving a specific RNA molecule, including mRNA and viral RNA. mRNA and viral RNA are essential to the synthesis of proteins or viral replication responsible for disease. Ribozymes act as “molecular scissors” by cutting RNA molecules into two ineffective strands, thereby preventing undesirable protein production or viral replication. RNAi technology involves using a double-stranded sequence of RNA capable of reducing the expression of mRNA and viral RNA in a sequence-specific manner. For simplicity, we refer to the double-stranded RNA molecule facilitating this process as RNAi. RNAi induces the destruction of target RNA using a cell’s own protein machinery. We expect our RNA technologies to be applicable in a broad range of therapies, because many diseases result from undesirable protein production or viral replication.

Ribozymes and RNAi have potentially significant advantages over traditional drugs.

          RNA-based therapeutics have potentially significant advantages over traditional approaches to treating diseases, including the following:

•	Broad Therapeutic Application. All diseases, for which an abnormal gene function can be identified as a cause or as an essential contributing factor, are potentially treatable with RNA-based drugs.

•	Therapeutic Precision. Side effects associated with traditional drugs may be reduced or avoided by using RNA-based drugs designed to destroy only disease associated- and targeted-RNA. RNA-based drugs do not directly alter other molecules.

•	Target RNA Destruction. Compared to most drugs that only temporarily prevent targeted gene function, RNA-based drugs destroy the target RNA and stop the associated undesirable protein production required for disease progression.

We are developing drugs that address significant and unmet medical needs.

          We are in clinical development for the following three product candidates:

•	ANGIOZYME, which we are developing in collaboration with Chiron Corporation, to treat solid tumor cancers. We plan to continue our ANGIOZYME clinical program in patients with metastatic colorectal cancer and report findings from our current Phase II study by the end of the first quarter of 2003.

•	HEPTAZYME, which we are developing to treat chronic hepatitis C. We have stopped our Phase II trial and are pursuing a next generation ribozyme to treat hepatitis C.

•	HERZYME, which we are developing in collaboration with Elan Corporation plc and its affiliates, to treat breast and other solid tumor cancers. We expect to complete Phase I clinical trials by year-end.

We will use the preclinical data acquired in connection with another product candidate, HepBzyme, for the treatment of hepatitis B, to advance our continuing work with HEPTAZYME. We do not intend to pursue independent development of HepBzyme.

Our business strategy

           Our strategy is to use our patented technology and molecular engineering expertise to create value:

          Selectively developing RNA-based drugs. Our strategy is to target only product candidates that we believe have a high likelihood of commercial success. We will focus principally on ANGIOZYME for various metastatic cancer applications, and on a next-generation version of HEPTAZYME for hepatitis C.

          Building on our expertise in nucleic acid technology to develop next generation ribozymes and RNAi therapeutics through collaborations with others. We intend to use our proprietary technology to develop next generation ribozymes that we anticipate will have improved efficacy as a result of increased intracellular stability and improved cellular delivery. We also intend to continue developing several modified forms of RNAi for therapeutic applications.

          Developing diagnostic technologies that our collaborators can use to identify diseases. Allosteric ribozymes are ribozymes designed to cleave and emit a signal only in the presence of a target analyte. The potential applications for allosteric ribozymes include detecting and quantifying a wide range of small molecules, ions, proteins and nucleic acids. We believe this diagnostic technology, which can indicate the presence of certain diseases, viruses and other abnormalities, will provide an opportunity for us to generate revenue.

          Leveraging our nucleic acid expertise through licensing, process development and pilot manufacturing. We believe that we have established one of the leading nucleic acid chemistry groups that can provide medicinal chemistry, process development and manufacturing expertise to others in the nucleic acid industry. We believe that we will be able to capitalize on our continuing investment and expertise in nucleic acid technology by entering into licensing, process development and pilot manufacturing arrangements with collaborators to generate revenues, while retaining this strategic asset for our own therapeutic needs.

          Maintaining and expanding our patent portfolio and proprietary technology. We currently own, or have exclusive licenses to, over 182 issued or allowed patents worldwide and have more than 200 patent applications pending worldwide. We aggressively pursue patent protection to maintain worldwide rights to control the development, manufacture and sale of ribozymes and RNAi.

Genetic function and human disease

          The undesirable production of certain proteins directly causes many human diseases. The abnormality may be due to a defective gene or to the over- or under-production of a protein by a “normal” gene. This abnormal production of proteins may have direct effects on cells within the body or may initiate a series of events involving other proteins within the body, thereby producing disease. The gene functions of infectious agents, such as viruses, allow replication and growth of infectious agents in the human body.

          Production of proteins from genes, called “protein expression,” generally involves two steps. First, the information from the DNA sequence of the gene is “transcribed” to mRNA. The second step involves “translation” of the mRNA and its information into a protein. The process by which genetic information is “expressed” in the form of a protein is highly selective; production of a particular protein generally requires its own specific DNA sequence that leads to a corresponding mRNA sequence. Being able to identify any abnormal production of protein is an important tool in diagnosing human disease. Blocking a gene’s function using ribozymes or RNAi once a protein has been identified is a promising therapeutic approach.

Our nucleic acid technology

          Our approach to drug discovery and development begins by either identifying a gene in humans causing or contributing to disease or identifying an essential gene in a disease-causing infectious agent. We analyze the nucleotide sequence of the mRNA corresponding to the target gene and create a complementary ribozyme or RNAi nucleotide sequence. We then synthesize the ribozyme or RNAi using our proprietary processes.

          We initially test the effectiveness of the ribozyme or RNAi in cell culture and, if possible, in animal models. If the ribozyme or RNAi reduces or stops production of the protein associated with the disease, or slows the associated growth or spread of the disease, not only have we validated the disease contributing function of the gene, but we also have identified a drug candidate.

          Once we identify a target gene and related ribozyme or RNAi, we improve the effectiveness of the ribozyme or RNAi by varying its length and increase the stability in the human body of the ribozyme or RNAi by modifying further its chemical structure.

           To date, we have achieved a number of significant milestones important to the development of RNA molecules, including the following:

          Design. We have developed a proprietary computer program to design ribozymes and RNAi against sites in a target RNA sequence. This program allows us to accelerate the identification of potential product candidates and to design multiple back-up candidates.

          Stability. To be useful as a treatment, a ribozyme or RNAi must remain stable in human serum and cells long enough to destroy the targeted RNA and, ideally, long enough to destroy several RNA molecules. Unmodified ribozymes or RNAi are stable in human serum for only a few seconds. We have successfully produced chemically modified ribozymes that are stable and active in human serum for more than 10 days in ex vivo assays, thereby overcoming the first barrier to making an effective drug. Another barrier is reducing drug clearance from the blood stream and the site of action. One way to accomplish this is to increase drug stability in a specific target organ and cell type that will vary depending on the disease target. We believe that we have sufficient intracellular stability of ribozymes in the endothelial cells, the target of ANGIOZYME, of cancer patients. We are developing a next generation anti-hepatitis C virus, or anti-HCV, ribozyme that will have sufficient intracellular stability in the liver generally, and in hepatocytes (liver cells) specifically, that far exceeds what we previously achieved with our first generation HEPTAZYME product.

          We are using our chemical modifications, some of which are proprietary, that resulted in the stabilized ribozyme we described above, to stabilize our new RNAi molecules. Although there has been a great deal of enthusiasm for cell culture efficacy of unmodified RNAi, these molecules will have to be stabilized just as was the case for ribozymes. We have carried out proof-of-principle experiments that demonstrate in vivo activity of stabilized RNAi constructs.

          Selectivity. Our RNA drugs should interact only with the target RNA, so as not to affect the functions of other genes. As a result, our RNA drugs should not have significant side effects. Third parties, including our collaborators, and we have demonstrated the high degree of selectivity of ribozymes and RNAi. Based on our work and the work of others, we believe that a ribozyme with a binding region of approximately 15 nucleotides is optimal and an RNAi molecule with approximately 21 nucleotides is optimal. We can compare to the published human genome sequence data to ensure that only the expected gene is targeted.

          Delivery. Successful development of any drug requires that the drug be delivered to the desired site in the body. We are exploring a number of delivery possibilities, including local (directly to the target area) and systemic (into the blood stream) delivery. To date, we have demonstrated that chemically synthesized ribozymes are present in the bloodstream after intravenous delivery and that that exposure can be prolonged by subcutaneous delivery. We have shown that ribozymes can be delivered via a single subcutaneous injection by patients at home with extended presence of the ribozymes in the patient’s blood. Subcutaneous injection is more easily self administered by patients than intravenous injection. This delivery method provides increased convenience to patients. We believe that our chemically stabilized RNAi molecules may be administered in a similar manner to that of our ribozymes. We are improving further the delivery of both ribozymes and RNAi by coating these molecules with protective lipid molecules, such as liposomes, and by attaching molecules that target specific cells, called ligands, to increase the specific delivery of these drugs in vivo.

          Safety. We have completed single and multiple dose animal safety studies with several ribozymes that have confirmed the ribozymes’ lack of significant toxicity at clinically relevant doses. For example, both ANGIOZYME and HEPTAZYME have shown a lack of toxicity in rodents and monkeys for periods of up to three months. Some toxicity was observed in a 12-month study of HEPTAZYME at very high doses in monkeys. In clinical trials for ANGIOZYME, we have observed safety and tolerability for periods of up to 16 months of daily subcutaneous injections. HEPTAZYME has been administered and well tolerated for a one-month duration in a Phase I trial. Ongoing clinical trials for ANGIOZYME are exploring even longer periods of exposure.

          Effectiveness. We have demonstrated through internal research and in conjunction with our collaborators that our ribozymes and RNAi reduce the amount of target mRNA and the corresponding level of protein produced in cell culture, and that our ribozymes inhibit the development of disease in numerous animal models. Internal and third party studies showing the effectiveness of ribozymes have been conducted in multiple animal models for cancer in models of solid tumor growth and metastasis. In addition, internal and third party studies showing the effectiveness of ribozymes and RNAi to decrease viral replication have been conducted in cell cultures. Moreover, ribozymes have been shown to inhibit viral replication in animals. We have learned that ribozymes reach their intracellular targets and demonstrate biological activity with acceptable safety profiles based on Phase II clinical trials.

          Manufacturing. To meet our needs for preclinical studies, clinical trials and the eventual commercialization of ribozymes and RNAi, we must be able to manufacture a sufficient amount of RNA molecules. Our collaborators and we have developed proprietary technology allowing us to synthesize up to 2000 stabilized RNA molecules in hundreds of microgram quantities per month. These quantities are sufficient to permit us to perform direct cell-based screening of multiple potential target sites over short periods of time. We also have developed the capability to manufacture kilogram quantities under the FDA’s current good manufacturing practices, or cGMP. In 2001 and early 2002 we expanded our internal manufacturing capabilities and increased our level of cGMP compliance to enable us to support the production of Phase III materials. In addition, in January 2000 we entered into an agreement with Avecia Limited providing for the transfer of our proprietary manufacturing processes and intellectual property to enable Avecia to manufacture ribozyme products for us. During 2001, Avecia manufactured ANGIOZYME and HEPTAZYME in quantities sufficient to satisfy requirements for our current Phase II trials. We believe that we can obtain the drugs currently under development in sufficient quantities and at appropriate levels of quality and cost through third parties or through the expansion of our internal manufacturing capacity.

Our product programs

          The development process for our products starts with research and preclinical development. Research includes identifying a target protein or viral sequence, synthesizing an appropriate ribozyme or RNAi to block expression of the target protein or virus, and testing the activity of the ribozyme or RNAi in a specific cell population. We will pursue preclinical and clinical testing only of those potential products that we believe have a high likelihood of commercial success.

          Preclinical testing includes pharmacology and toxicology testing in cell culture and animal models, product formulation, dosage studies and manufacturing scale-up for submission of the data necessary to comply with regulatory requirements of the FDA and similar agencies in other countries prior to commencing human trials.

ANGIOZYME

          We are developing ANGIOZYME in collaboration with Chiron Corporation primarily as a treatment for advanced solid tumors such as colorectal, lung and breast cancer. These cancers account for approximately 480,000 new cancer cases and over 250,000 deaths per year in the United States alone. In addition, ANGIOZYME may be used to treat other cancers and diseases in which angiogenesis is a contributor, such as macular degeneration and diabetic retinopathy.

          For a cancerous tumor to grow, the body must generate new blood vessels in the tumor to supply the blood necessary for tumor growth, a process known as angiogenesis. In many cases, the protein, Vascular Endothelial Growth Factor (VEGF) and its receptors are essential to angiogenesis. ANGIOZYME was developed to inhibit the production of a VEGF receptor (VEGFR-1), thereby slowing or stopping angiogenesis and related tumor growth and metastasis. Independent third parties and we have conducted animal studies that have shown significant reductions in tumor growth and metastasis using ribozymes alone and in conjunction with existing cancer therapies, like chemotherapy.

          In January 1999, we completed a Phase Ia clinical trial in healthy volunteers. This trial, conducted on 14 healthy volunteers, demonstrated safety and tolerability and showed no drug related side effects. In 1999, we also completed a Phase Ib clinical trial to test for safety and tolerability in 16 cancer patients with a broad spectrum of solid tumors and metastasis. No clinically significant drug related side effects were seen, and the presence of ANGIOZYME in patients’ blood at levels exceeding those needed to show efficacy in animals was observed for up to 24 hours when ANGIOZYME was administered subcutaneously.

          In November 1999, we initiated a Phase I/II multi-dose clinical trial in cancer patients. This trial examined the effects of ANGIOZYME when given daily to cancer patients. The patients themselves gave ANGIOZYME via a subcutaneous injection once a day, at home. A total of 31 patients received ANGIOZYME. The drug was well tolerated with minimal side effects consisting mostly of injection site reactions. The patients were on ANGIOZYME for a median of 90 days with a range of 2 days to 505 days. The goal of these trials was to detect clinical activity in these patients with advanced solid tumors. Based on these trial results, during 2001 we initiated Phase II trials in patients with metastatic breast cancer and in patients with metastatic colorectal cancer.

          We recently completed a Phase II metastatic breast cancer trial in patients with stage IV metastatic breast cancer. A total of 45 patients were treated with ANGIOZYME as a monotherapy for periods up to 213 days. ANGIOZYME was safe and well tolerated with no significant toxicities. As with most other trials using monotherapy for antiangiogenic therapy, we did not observe any tumor shrinkage; however, several patients had stable disease and we observed a statistically significant reduction in the soluble form of our molecular target, VEGFR-1. This is clear evidence for activity of ANGIOZYME in a clinical setting. The trial demonstrated that ANGIOZYME has specific biological activity in patients with stage IV metastatic breast cancer, which is one of the objectives this trial sought to verify.

          We have completed enrollment of 83 patients in a metastatic colorectal Phase II. In this study ANGIOZYME is being given in combination with the approved first-line therapy for metastatic colorectal cancer, 5-FU, Leucovorin and Irinotecan, also known as the Saltz regimen. Analysis of the preliminary data from the first 40 patients through 12 weeks of dosing indicates a significant improvement in disease progression compared to published data. We will complete our preliminary analysis of 12-week data in the fourth quarter of 2002 and our preliminary analysis of 24-week data in the first quarter of 2003.

          We are developing ANGIOZYME in collaboration with Chiron. We share development costs and profits equally with Chiron, and we have retained the right to manufacture ANGIOZYME. If one party discontinues funding its share of the clinical development costs, that party would not share equally in the profits from product sales but would receive a royalty based on net sales of that product. However, the non-participating party may regain its interest in the profits of ANGIOZYME by repaying the other party one-half of the development costs incurred solely by the other party, plus a predetermined risk premium, at either the commencement of Phase III testing or the filing of a New Drug Application or Product License Application.

HEPTAZYME

          We are developing HEPTAZYME, our anti-HCV ribozyme, to treat hepatitis C. Hepatitis C is a viral disease of the liver. There are approximately 3.9 million infected individuals in the United States and over 170 million worldwide. Of the 3.9 million infected individuals in the United States, 70% have chronic hepatitis C and are potential candidates for treatment. Each year in the United States, hepatitis C infects between 250,000 to 500,000 new individuals and leads to between 8,000 to 10,000 deaths. It is one of the most common blood borne infections in the United States and has been identified as a “silent epidemic” and “a daunting challenge to public health” by the United States Congress.

          Current therapies for hepatitis C are effective in approximately 50% of patients and have serious side effects. Our research and preclinical testing have indicated that HEPTAZYME selectively cuts hepatitis C RNA in a manner that significantly inhibits viral replication in cell culture. It is also expected to be effective against all major hepatitis C sub-types, which now number over 90.

          We have completed two clinical trials with HEPTAZYME. In the first clinical trial, seventeen healthy volunteers received HEPTAZYME as a single dose. HEPTAZYME was well tolerated and no serious adverse events were reported. In the second clinical trial, we administered HEPTAZYME at escalating doses for a total of 28 days to 24 patients with compensated chronic HCV infection. The drug was well tolerated with no serious adverse events. Based on the results of these two trials, we initiated a Phase II study to evaluate the effects of longer-term, higher doses of HEPTAZYME on the levels of HCV in patients with compensated chronic HCV infections. In the Phase II trial, we observed biological activity by the reduction of HCV RNA levels in 10% of patients treated in a high dose cohort. However, due to a toxicological finding in a high dose 12-month study in primates, we decided to stop the trial. Based on this promising clinical activity and our development of next generation ribozymes with greater stability, better pharmacokinetics, and, therefore, a more favorable therapeutic index, we are preparing a new anti-HCV product for introduction into the clinic in the second half of 2004.

          In March 1999, we entered into a collaboration with Eli Lilly pursuant to which Eli Lilly was granted the exclusive worldwide right to develop and commercialize HEPTAZYME and any other ribozyme drug to treat hepatitis C in return for payment of all research, development and commercialization costs of HEPTAZYME. In 1999, Eli Lilly paid us $9.2 million pursuant to this agreement, which included a $7.5 million equity investment and $1.7 million of research funding.

          In September 2000, we entered into an agreement with Eli Lilly to repurchase all rights to HEPTAZYME. Eli Lilly had directed the clinical trials for HEPTAZYME under the licensing agreement. According to the repurchase agreement, we reacquired the global rights to HEPTAZYME, and we will direct all subsequent clinical trials. We agreed to pay royalties to Eli Lilly on future net sales of HEPTAZYME, as well as milestone payments if we complete an agreement for the development or marketing rights to HEPTAZYME with a third party or if we file a New Drug Application for HEPTAZYME with the FDA, whichever comes first. Pursuant to the repurchase agreement, Eli Lilly converted the outstanding five shares of our Series L Convertible Preferred Stock into 636,640 shares of our common stock on December 28, 2000. The conversion price was based on a preferred share value of $1.5 million for each of the five shares outstanding. The price per share of the common stock was based on the average closing price of our common stock for the 30 days prior to the termination date. In addition, we issued to Eli Lilly $3,000,000 of our common stock, which resulted in 252,632 shares, as payment for Eli Lilly’s efforts in generating and providing data. The price per share was based on the closing market price of our common stock on the termination date. In return, Eli Lilly paid us a termination fee of approximately $2.8 million.

HERZYME

          We are developing HERZYME, a potential product to treat breast and other cancers in collaboration with Elan Corporation plc. More than 180,000 new breast cancer patients are diagnosed each year in the United States. Estimates are 20% to 30% of these patients over express the Her-2 gene indicating that regulation of the Her-2 gene could have a beneficial impact on the disease. HERZYME specifically targets and reduces Her-2 mRNA, and we expect it to have a favorable side effect profile similar to other ribozymes in clinical development. We filed an IND with the Therapeutics Products Programme (TPP) in Canada on February 28, 2001. We initiated a Phase I clinical trial during 2001 to evaluate HERZYME in patients with metastatic cancer whose tumors over express Her-2. We expect to have results from this study in the fourth quarter of 2002.

          In January 2000, we formed a joint venture with Elan. We licensed HERZYME and Elan licensed its MEDIPAD® drug delivery technology to the joint venture, Medizyme Pharmaceuticals. The MEDIPAD® system is a disposable continuous subcutaneous drug delivery system that allows a patient to administer the drug at home over two days with a single MEDIPAD® device, thus avoiding hospitalization, intravenous delivery and doctor visits. Medizyme paid a license fee of $15.0 million to Elan for the use of its MEDIPAD® drug delivery technology.

            We contributed $12.0 million in initial funding to Medizyme in exchange for 80.1% of Medizyme’s capital stock. Our capital contribution to Medizyme was funded by our sale to Elan of 12,015 shares of our Series A convertible exchangeable preferred stock for $12.0 million in January 2000. The Series A preferred stock has a term of six years and a dividend rate of 6.0%. After January 2002, but before the end of the HERZYME development period, expected to be mid-2003, Elan has the right to exchange our Series A preferred stock for 30.1% of the capital stock of Medizyme that we own. However, if Elan does not exchange the Series A preferred stock for Medizyme stock by the end of the development period, the exchange right will terminate. At any time after January 2002 and prior to January 2006, Elan may convert our Series A preferred stock into approximately 1.2 million shares of our common stock, at which time the exchange right would terminate. As of June 30, 2002, the Series A preferred stock and accrued dividends were convertible into approximately 1.2 million shares of our common stock.

          Elan purchased 641,026 shares of our common stock for $5.0 million in January 2000 and purchased an additional 500,500 shares of our common stock for $5.0 million in May 2001 at a per share price representing a premium of 30% of the price based on the average closing price for the 45 trading days preceding the purchase. In January 2000, Elan also received warrants to purchase 500,000 shares of our common stock at an average exercise price of $18.00. In addition, Elan purchased 750,000 shares of our common stock and a five-year warrant to purchase 75,000 shares of our common stock at $5.00 per share, in December 2001 for $3.0 million.

          We have estimated that Medizyme will require $15.0 million in funding through the development period to cover future operating and development costs. Elan has provided us with a $12.0 million credit facility on a drawdown basis for us to use, if desired, to fund our portion of Medizyme’s operating costs over a 42-month period. Elan converted this debt into shares of our Series B Convertible Preferred Stock in June 2002. The Series B Convertible Preferred Stock has a dividend rate of 12.0% and may be converted at any time into our common stock at a 50% premium to the average price of our common stock for the 60 trading days prior to applicable draw down date under the credit facility. As of June 30, 2002 we had utilized the credit facility and had borrowed $9.3 million. If converted at June 30, 2002, the outstanding series B Convertible Preferred Stock would be convertible into approximately 979,000 shares of our common stock. In aggregate, at June 30, 2002, all of our outstanding preferred shares with Elan are convertible into 2.1 million shares of our common stock.

          In January 2002, we expanded our collaboration with Elan. Under the terms of the amended agreement, Medizyme licensed Elan’s liposome technology for the development of HERZYME. This amendment permits Medizyme to assess tumor localization and pharmacokinetics with several liposome formulations in conjunction with HERZYME.

          In mid-2002, Elan announced that it would limit the focus of its clinical programs. Elan’s announced clinical programs do not include cancer programs. We have not received any notice from Elan concerning our collaboration arrangement; however, based only on Elan’s public statements, we believe that, following completion of our Phase I study later this year, it is unlikely that Elan will continue to support HERZYME development. We do not intend to pursue development of HERZYME without a new corporate partner. Our ability to attract a new corporate partner will depend principally on the success of our Phase I study.

HepBzyme

          We had been developing HepBzyme, a potential product to treat chronic hepatitis B viral infection. Although we believe that this ribozyme has shown potent antiviral effects both in cell culture and in a transgenic model of HBV infection, we currently do not intend to proceed with independent development of this molecule. We will use the data obtained in pre-clinical HepBzyme experiments to support our next generation HEPTAZYME development.

Our Diagnostic Activities

          Allosteric ribozymes have a number of potential applications, including detecting and quantifying a wide range of small molecules, ions, proteins and nucleic acids. We believe this diagnostic technology, which can indicate the presence of certain diseases, viruses and other abnormalities, will provide an opportunity for us to generate revenue.

          Fujirebio. We have demonstrated the ability to detect low copy number nucleic acids such as the hepatitis C virus, which could lead to an important blood-screening test. We are developing this test in collaboration with Fujirebio Inc. for Japan and Asia. In March 2002, we announced an agreement with Fujirebio, the largest domestic diagnostic company in Japan, to develop and commercialize ribozyme-based clinical diagnostic products. Under the terms of the agreement, Fujirebio will receive exclusive commercialization rights for East Asia, including Japan, for any resulting products from the collaboration. Fujirebio will fund research for clinical diagnostic targets in the field of human viral diseases and cancer. If the programs are successful, we will receive licensing fees, research funding, milestone payments, and royalties as well as retain certain manufacturing rights.

          We also have demonstrated that allosteric ribozymes can detect proteins, an important proof-of-principle for the development of a broad number of diagnostic tests that are currently done with monoclonal antibodies or for which no current test has been developed.

Our Licensing, Process Development and Pilot Manufacturing Activities

          Archemix. In May 2001, we entered into a collaborative agreement with Archemix, a privately held company. Archemix’s primary technology, RiboReporters, incorporates allosteric ribozymes. This technology allows researchers to detect individual molecules in complex mixtures, for drug discovery and environmental monitoring. Under the terms of our agreement with Archemix, we granted certain licenses and sublicenses to our intellectual property covering the allosteric ribozyme technology. We also received a license to Archemix’s intellectual property covering allosteric ribozymes for use in molecular diagnostic applications. In exchange for the licenses, we received an equity position in Archemix, a seat on Archemix’s Board of Directors and a seat on the Scientific Advisory Board.

          Geron Corporation. In December 2001, we announced a collaboration with Geron Corporation, a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for applications in oncology and regenerative medicine and research tools for drug discovery. Our first program was a process development partnership with Geron for GRN163, a nucleic acid based telomerase agonist for cancer. Telomeres are believed to serve as a molecular “clock” for cellular aging and the activation of telomerase by cancer cells is a means by which cancer cells continue to proliferate. Inhibiting telomerase represents a novel approach to treat cancer with potentially broader utility and greater selectivity against cancer cells than currently available cancer agents. Geron paid us for consultation in nucleic acid technology to improve process development, scale-up and the manufacturing process for GRN163. We successfully completed this program and the arrangement was renewed in July 2002 to manufacture GMP clinical grade GRN 163 for Geron’s Phase I clinical study.

          In addition, we will collaborate with Geron to explore the potential for a ribozyme-based telomerase inhibitor, which Geron will have the first right to commercialize.

          atugen AG. We also have used ribozymes and other oligonucleotides for target discovery and validation, the process by which we identify genes that cause or contribute to human diseases. These technologies use ribozymes and other oligonucleotides to block the function of genetic sequences. The effect of the ribozyme or other oligonucleotides in cell cultures or animal models is then analyzed to determine whether the protein associated with the disease or the disease itself is reduced or eliminated. Alternatively, a genetic sequence, the function of which is unknown, can be analyzed using ribozyme or other oligonucleotide inhibition in a collection of cell culture assays or animal models that represent a broad range of biological functions.

          In 1998, we transferred our target discovery and validation technologies to atugen in exchange for a significant equity interest in atugen. atugen’s primary goal is to accelerate discovery and validation of human health therapeutic targets through strategic collaborations. Financing for atugen consisted of a $2.0 million cash contribution by us and a venture capital investment by third parties of $7.0 million. In addition, atugen received commitments from the German government for grants and loans for up to $10.0 million. We believe we benefit from atugen’s activities in several ways:

•	we currently own 31.6% of atugen's outstanding voting stock;

•	we have the right to name two designees to atugen's Board of Directors, so long as we own 30% of atugen's outstanding stock;

•	we are paid by atugen for ribozymes and other materials manufactured by us pursuant to our manufacturing rights;

•	we are paid by atugen for a portion of our costs of prosecuting patents applicable to atugen's business; and

•	we retain the right to use the target discovery and validation technology in non-high throughput applications for our own use and in connection with limited research and development collaborations with third parties.

As part of the formation, atugen received exclusive royalty-free licenses to our extensive patents and technologies for target discovery and validation. We received a one-time $2.0 million license payment in 1999 for a portion of the licensed technology.

Our competition

          We are engaged in the rapidly changing business of developing treatments for human disease through regulation of gene expression. Competition among entities attempting to develop gene modulation products for disease treatment is intense and is expected to increase. We face direct competition from other companies engaged in the research, development and commercialization of ribozyme-based technology as well as competition from companies attempting other methods of gene expression control. In addition, we compete with large pharmaceutical companies and established biotechnology firms, many of whom are developing new products to treat the same diseases that we target. In some cases, those companies have already commenced clinical trials for their products. Many of these companies have significantly greater financial resources and expertise in research and development, manufacturing, preclinical studies and clinical trials, obtaining regulatory approvals and marketing than we do. Our collaborators and licensees may be conducting research and development programs using non-ribozyme technologies directed at the same diseases that we are targeting. Smaller companies also may prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. In addition, our competitors may complete clinical trials, obtain required regulatory approvals and commence commercial sales of their products before us, thus achieving a significant competitive advantage.

          We are aware that a number of companies, including biotechnology companies and pharmaceutical companies, are pursuing research and development programs relating to the emerging area of RNAi. A number of these companies have filed patents in the area of RNAi. It is difficult to predict whether any of these companies will be successful in obtaining patent protection, whether the patent protection sought will address important aspects of the technology, and, to what extent, these companies will be successful in their RNAi ventures.

          Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for products and clinical development and marketing. These companies and institutions compete with us in recruiting and retaining highly qualified scientific and management personnel.

Our patents and proprietary technology

          Protecting patents and other proprietary rights is crucial to developing our business. In addition to patents, we rely upon trade secrets, know-how and continuing technological innovations in the design, synthesis, and purification of nucleic acid molecules, such as RNA and ribozymes and in nucleic acid chemistry. We also rely on licensing opportunities to develop and maintain our competitive position. It is our policy to file patent applications when appropriate to protect technology, inventions, and improvements that are considered important in the development of our business.

          At the core of our ribozyme technology are inventions and patents of the University of Colorado developed by Dr. Thomas R. Cech and several of his associates. We have entered into a licensing arrangement with Competitive Technologies Inc., pursuant to which we have obtained the exclusive (except for non-commercial academic research) worldwide right to the Cech Patents to, among other things, make, use and sell ribozymes and ribozyme products covered by the licensed patents. The licenses expire at the same time that the Cech Patents expire, which is in 2008. The Competitive Technologies license provides for the payment of a royalty on sales of ribozyme products and services covered by the licensed patents and a share of any option fee, license fee, prepaid royalty or other “front-end” fee other than equity or research and development funding paid in connection with such sublicense. These Cech Patents include eight United States patents, one European and one Japanese patent. These Cech Patents cover enzymatic RNA and the use of an enzymatic RNA to cleave a single stranded RNA. We believe that the Cech Patents grant us the right to exclude others from practicing ribozyme technology, as it is currently known to us in the United States, Europe, and Japan irrespective of the application, the method of production, the method of purification, or the ribozyme motif used. Unless extended, the Cech Patents will expire in December 2008 in the United States and December 2007 in Europe and in Japan.

          In August 1999, we acquired all of the non-external guide sequence ribozyme-based intellectual property assets of Innovir Laboratories, a subsidiary of NEXELL Therapeutics, Inc. The acquisition included 28 patents and patent applications plus two trademarks. The intellectual property included ribozyme motifs, uses of oligonucleotides for therapeutics, target validation and diagnostics, chemical modifications of oligonucleotides and oligonucleotide delivery, detection, manufacturing and purification. We acquired these assets from Innovir in exchange for 160,000 shares of our common stock, seven year warrants to purchase 350,000 shares of our common stock at $12.00 per share and $25,000.

          With respect to RNAi, we have filed over twenty patent applications covering various aspects of this technology, including, without limitation, chemically stabilized RNAi constructs, method of synthesizing RNAi constructs, application of RNAi to specific therapeutic targets, and for target discovery. We are in the process of filing additional patent applications to expand our coverage for the RNAi technology, inventions, and improvements that are considered important to the development of our business.

          As part of our overall intellectual property strategy, we selectively enter into agreements with academic institutions either to license pre-existing technology or to support the development of new technologies and gain the commercial rights to such new technologies, such as RNAi, and gain the commercial rights to such technologies. It is our policy to file patent applications when appropriate to protect technology, inventions, and improvements that are considered important in the development of our business.

          As a result of these licenses and sublicenses, and our own internal research, we currently have certain rights to more than 182 issued or allowed patents, and more than 200 patent applications under consideration worldwide. This includes exclusive worldwide rights to 125 patents issued in the United States, 5 patents issued in Europe, 2 patents issued in Japan, 2 patents issued in Korea, 8 patents issued in Mexico and 19 patents issued in Australia. In addition, Notices of Allowance have been received for at least 21 patents from the United States Patent and Trademark Office. The additional issued patents cover both nucleic acid technologies, such as synthesis, chemical modifications, delivery, expression vectors, target site selection, ribozyme motifs, as well as application of nucleic acid technology to specific therapeutic targets. None of our other material patents expire before 2013. These patents, therefore, collectively extend our ribozyme patent coverage well beyond the life of the Cech Patents.

          In addition, we have filed or hold exclusive licenses to more than 200 pending United States and related foreign patent applications. Our patent portfolio includes approximately 60 United States applications for various areas of interest in human therapeutics and diagnostics and agricultural uses involving nucleic acid technology, such as ribozymes and RNAi. The portfolio also includes approximately 85 United States applications related to the chemistry, design, optimization, manufacture and delivery of nucleic acid products.

          We have filed opposition documents against two patents granted to a competitor in Europe. In one of the opposition proceedings in Europe, we were successful in invalidating various claims relating to the hammerhead ribozyme composition. Our competitors initiated opposition proceedings against two of our European and Japanese patents. The Japanese Opposition Division has rejected competitor oppositions and has issued a notification that it will maintain our Japanese patent without change. The opposition proceedings against our European patent resulted in maintenance of the fundamental “Cech” patent. In July 2000 the European Opposition Division found no grounds for revoking the patent, but decided to clarify the scope of the claims. The decision is currently on appeal at the European Patent Office Technical Board. The decision should have no impact on our ability to commercialize ribozymes, including its ongoing clinical programs, and will not affect its relationship with partner companies now engaged in ribozyme co-development. Our ability to enforce its patent remains in effect. We may not have identified all United States and foreign patents that pose a risk of infringement. In addition, we anticipate interference proceedings involving some of our patents and patent applications in the United States.

Government regulation of our drug development activities

          The development, manufacture and potential sale of therapeutics are subject to extensive regulation by United States and foreign governmental authorities. In particular, pharmaceutical products undergo rigorous preclinical and clinical testing and other approval requirements by the FDA in the United States under the federal Food, Drug and Cosmetic Act and the Public Health Service Act and by comparable agencies in most foreign countries.

          Before we may begin testing agents with potential therapeutic value in healthy human test subjects or patients, stringent government requirements for preclinical data must be satisfied. The data, obtained from studies in several animal species, as well as from laboratory studies, are submitted in an Investigational New Drug, or, IND, application or its equivalent in countries outside the United States where clinical studies are to be conducted. Preclinical data must provide an adequate basis for evaluating both the safety and the scientific rationale for the initiation of clinical trials.

          Clinical trials are typically conducted in three sequential phases, although these phases may overlap. In Phase I, which frequently begins with initial introduction of the compound into healthy human subjects prior to introduction into patients, the product is tested for safety, adverse affects, dosage, tolerance, absorption, metabolism, excretion and clinical pharmacology. Phase II typically involves studies in a small sample of the intended patient population to assess the efficacy of the compound for a specific indication to determine dose tolerance and the optimal dose range as well as to gather additional information relating to safety and potential adverse effects. Phase III trials are undertaken to further evaluate clinical safety and efficacy in an expanded patient population at geographically dispersed study sites to determine the overall risk-benefit ratio of the compound and to provide an adequate basis for product labeling. Each trial is conducted in accordance with certain standards under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

          Data from preclinical and clinical trials are submitted to the FDA as a New Drug Application, or NDA, for marketing approval and to other health authorities as a marketing authorization application. The process of completing clinical trials for a new drug is likely to take a number of years and requires the expenditure of substantial resources. Preparing an NDA or marketing authorization application involves considerable data collection, verification, analysis and expense. There can be no assurance that FDA or any other health authority approval will be granted on a timely basis, if at all. The approval process is affected by a number of factors, primarily the risks and benefits demonstrated in clinical trials as well as the severity of the disease and the availability of alternative treatments. The FDA or other health authorities may deny an NDA or marketing authorization application if the authority’s regulatory criteria are not satisfied or may require additional testing or information.

          Even after initial FDA or other health authority approval has been obtained, further studies, including Phase IV post-marketing studies, may be required to provide additional data on safety and will be required to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested. Also, the FDA or other regulatory authorities may require post-marketing reporting to monitor the side effects of the drug. Results of post-marketing programs may limit or expand the further marketing of the products. Further, if there are any modifications to the drug, including changes in indication, manufacturing process or labeling or a change in manufacturing facility, an application seeking approval of such changes will be required to be submitted to the FDA or other regulatory authority.

          Whether or not FDA approval has been obtained, approval of a product by regulatory authorities in foreign countries must be obtained prior to commencing commercial sales of the product in such countries. The requirements governing the conduct of clinical trials and product approvals vary widely from country to country, and the time required for approval may be longer or shorter than that required for FDA approval. Although there are some procedures for unified filings for certain European countries, in general, each country at this time has its own procedures and requirements. Further, the FDA regulates the export of products produced in the United States and may prohibit the export of such products even if they are approved for sale in other countries.

          We are also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resources Conservation and Recovery Act and other present and potential future federal, state and local regulations.

          Completing the multitude of steps necessary before marketing can begin requires the expenditure of considerable resources and a lengthy period of time. Delay or failure in obtaining the required approvals, clearances or permits by us, our corporate partners or our licensees would have a material adverse affect on our ability to generate sales or royalty revenue. The impact of new or changed laws or regulations cannot be predicted with any accuracy.

Our manufacturing and marketing

          To support our preclinical and clinical trial manufacturing requirements, we constructed in our leased buildings manufacturing facilities that we believe comply with applicable regulatory requirements. We have also established operational quality assurance and quality control procedures. We believe that our existing facilities and those available from contract manufacturers will be satisfactory for production of ribozymes needed through clinical trials for our products currently in development.

          We do not currently have the internal facilities or means to manufacture, market, distribute or sell on a commercial scale any products we may develop. We have expanded our quality control and quality assurance program internally, including adopting a set of standard operating procedures designed to assure that any products manufactured by or for us are made in accordance with cGMP and other applicable domestic and foreign regulations.

          We expect to market and sell most products developed, at least initially, directly and through co-promotion or other licensing arrangements with third parties, including our collaborators. In some markets, we may enter into distribution or partnership agreements with pharmaceutical or biotechnology companies that have large, established sales organizations.

Our employees

          As of June 30, 2002, we had 121 full-time employees, including a technical scientific staff of 90. Our future performance depends significantly on the continued service of our key personnel. None of our employees are covered by collective bargaining arrangements. We believe our employee relations are good. As a result of our announced realignment of product programs, we will be reorganizing departments and reducing staff.

RISK FACTORS

          You should carefully consider the following risk factors and all other information contained in our business description. Investing in our securities involves a high degree of risk. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.

          We are a biotechnology company in the early stage of development and have only a limited operating history for you to review in evaluating our business and prospects.

          Our ribozyme technology is in an early stage of development and represents a new and unproven approach to therapeutic products. Our RNAi technology also is in an early stage of development and will require further testing before we can apply it to developing RNAi-based therapeutic products. There can be no assurance that our technologies will enable us or any of our collaborators to discover and develop therapeutic products.

          All of our products are in early stages of development, have never generated any sales and require extensive testing before commercialization. We do not expect any of our product candidates to be commercially available for at least four years. You must consider, based on our limited history, our ability to:

•	obtain the financial resources necessary to develop, test, manufacture and market products;

•	engage corporate partners to assist in developing, testing, manufacturing and marketing our products;

•	satisfy the requirements of clinical trial protocols, including patient enrollment;

•	establish and demonstrate the clinical efficacy and safety of our products;

•	obtain necessary regulatory approvals; and

•	market our products to achieve acceptance and use by the medical community in general.

           We have a history of losses, expect future losses and cannot assure you that we will ever become or remain profitable.

          We have incurred significant losses and have had negative cash flows from operations since inception. To date, we have dedicated most of our financial resources to research and development and general and administrative expenses. We have funded our activities primarily from sales of our stock, revenues we receive under research and development agreements, and lines of credit. As of June 30, 2002, our accumulated deficit was $177.4 million.

          We expect to incur losses for at least the next several years because we plan to spend substantial amounts on research and development of our products, including preclinical studies and clinical trials, and, if we obtain necessary regulatory approvals, on sales and marketing efforts.

           We depend upon our collaborative relationships and our collaborators have rights under these agreements which if exercised could impair our ability to develop our products and our operating results.

          Engaging corporate partners and other third parties to develop, test and manufacture our initial products has been, and is expected to continue to be, a key element of our strategy. Our current partners, Chiron Corporation and Elan Corporation plc, have the right to terminate unilaterally our existing agreements or to discontinue funding their share of product development expenses. Based on public statements made by Elan, we do not believe that Elan is likely to continue funding our collaboration for the development of HERZYME. Unless we are able to attract a new collaborator, we will not continue with independent development of this product. Generally, if any of our current partners were to terminate its funding of the development of a particular product, we may not have the right to continue development of that product on our own.

          In addition, there are many aspects of our collaborations that have been and will continue to be outside of our control including:

•	decisions by our collaborators to extend or renew our agreements and relationships;

•	the pace of development of our products including the achievement of performance milestones;

•	development by our collaborators of competing technologies or products;

•	exercise by our collaborators of marketing or manufacturing rights; and

•	the loss of our rights to products or the profits from our products if we are unable to fund our share of development costs.

          We have granted exclusive rights to certain of our collaborators to products targeting specific gene sequences which could delay development of those products and prevent us from entering into other collaborative agreements.

          Under our current collaborations, up to an aggregate of 50 targets may be reserved at any time by our collaborators. Development of the products subject to these exclusivity provisions is out of our control. These products will not be available to us during the exclusivity term either to develop internally or in collaboration with third parties.

          Some of our collaborators have the right to reserve exclusive rights to specified products for a period of time, even if they are not developing those products. Also, many of our collaboration agreements require us to offer our collaborators a right of first offer for certain targets and products.

           Because we must obtain regulatory approval to market our products in the united states and foreign jurisdictions, we cannot predict whether or when we will be permitted to commercialize our products.

          The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether regulatory clearance will be obtained for any product we develop. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous preclinical testing and clinical trials and an extensive regulatory clearance process implemented by the Food and Drug Administration, the FDA. Satisfaction of regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product, and requires the expenditure of substantial resources. Of particular significance are the requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use.

          Before commencing clinical trials in humans, we must submit and receive approval from the FDA of an IND. Clinical trials are subject to oversight by institutional review boards and the FDA and:

•	must be conducted in conformity with the FDA's good laboratory practice regulations;

•	must meet requirements for institutional review board oversight;

•	must meet requirements for informed consent;

•	must meet requirements for good clinical practices;

•	are subject to continuing FDA oversight;

•	may require large numbers of test subjects; and

•	may be suspended by us or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND or the conduct of these trials.

          Before receiving FDA clearance to market a product, we must demonstrate that the product is safe and effective on the patient population that will be treated. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory clearances. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

          Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our potential products or us. Additionally, we have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approval.

          If regulatory clearance of a product is granted, this clearance will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove to be safe and efficacious in clinical trials and will meet all the applicable regulatory requirements needed to receive marketing clearance.

          Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with FDA clearance described above.

        We are involved in pending litigation and cannot at this time predict the ultimate outcome or possible loss that could result from that litigation.

        We are a defendant in a lawsuit brought as a class action on behalf of purchasers of our common stock on November 16 and 17, 1999. The lawsuit alleges the defendants violated certain federal securities laws based upon an allegedly misleading announcement made on November 15, 1999. The case is pending in the United States District Court, District of Colorado. The discovery phase has been completed and both defendants and plaintiffs have filed motions for summary judgment. Trial to a jury has been scheduled to commence on December 2, 2002. Although the ultimate outcome of these lawsuits cannot be ascertained, on the basis of the present information, we do not believe that these legal proceedings will have a material adverse effect on us.

          If we cannot obtain additional financing, we may have to dilute your interest, curtail our research and development, relinquish our rights to some or all of our products or declare bankruptcy.

          Our existing financial resources and expected revenues from our collaborations should be sufficient to meet our operating and capital requirements through 2002; however, we may have to raise substantial additional capital if:

•	changes in our research and development plans cause unexpected large future expenditures; or

•	changes in our collaborative relationships cause a significant reduction in our expected revenues from our collaborations.

          If we raise funds by selling more stock, your ownership share in us will be diluted. We may grant future investors rights superior to those of the securities that you are purchasing. In addition, we do not know if additional funding will be available or on acceptable terms when needed.

          Our products require materials that may not be readily available or cost effective, which may adversely affect our competitive position or profitability.

          The products we are developing are new chemical entities which are not yet available in commercial quantities. Raw materials necessary for the manufacture of our products may not be available in sufficient quantities or at a reasonable cost in the future. Therefore, our products may not be available at a reasonable cost in the future. In January 2000, we entered into an agreement with Avecia Limited to manufacture ribozyme products for us based on technology we licensed to them. Delays or failures in obtaining raw materials or in product manufacturing, including deliveries from Avecia, could delay our product submission for regulatory approval and our initiation of new development programs which could, in turn, materially impair our competitive position and potential profitability.

          There is a significant degree of uncertainty relating to our patents that could cause us to incur substantial costs and delays as a result of proceedings and litigation regarding patents and other proprietary rights. The ultimate result of any patent litigation could be the loss of some or all patent protection for the patent involved.

          Our basic ribozyme patents, the Cech patents, unless extended, expire in 2008 in the United States and in 2007 in Europe and Japan. Although our license to these patents extends through the expiration of the Cech patents or any extensions thereof, our licensor preserves the right to terminate our license before such time under certain circumstances. We have received approval of some additional patent applications covering various aspects of the ribozyme technology, and we have filed patent applications for other technology improvements and modifications which have not yet been approved. We have filed patent applications on various aspects of RNAi technology that have not yet been approved.

           We cannot be certain that the named inventors of subject matter claimed by our patents and patent applications were the first to invent or the first to file patent applications for these inventions.

          Furthermore, we cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. Existing or future patents may be challenged, successfully invalidated, found to be unenforceable, infringed upon, or circumvented by others so that our patent rights would not create an effective competitive barrier. We also cannot assure you that the scope of our issued patents will be sufficiently broad to offer meaningful protection against competitive products. We have filed documents in opposition of two patents granted to a competitor in Europe. Competitors have filed documents in opposition of our Cech patents in Europe and Japan. The patent opposition in Japan has been resolved in our favor. The European opposition proceeding is in progress. However, at the oral proceedings in July 2000, the European Opposition Division found no grounds for revoking the Cech patents but decided to clarify the scope of the claims to cover self-splicing intervening sequence derived ribozymes. This decision is on appeal at the European Patent Office Technical Board.

          We may not have identified all United States and foreign patents that pose a risk of infringement. We may be forced to litigate if an intellectual property dispute arises.

          This litigation could be extremely expensive. Proceedings and litigation involving our patents or patent applications also could result in adverse findings about:

•	the patentability of our inventions and product candidates; or

•	the enforceability, validity or scope of protection provided by our patents.

          As discussed above, our competitors have taken the position in patent oppositions and elsewhere that our patents are invalid or that our activities infringe on their patent rights. While we do not believe we are infringing on the patent rights of our known competitors, we may have to incur substantial costs if litigation is brought against us by these competitors.

          The manufacture, use or sale of our products may infringe on the patent rights of others.

          If we are unable to avoid infringing another party’s patent rights, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:

•	incur substantial monetary damages;

•	encounter significant delays in marketing our products; and

•	be unable to participate in the manufacture, use or sale of products or methods of treatment requiring licenses.

          In addition, we regularly enter into agreements to in-license technologies and patent rights. Should we fail to comply with the terms of those license agreements, including payment of any required maintenance fees or royalties, we would lose the rights to those technologies and patents.

          Disclosure of our trade secrets could hurt our competitive position.

          Because trade secrets and other unpatented proprietary information are critical to our business, we attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. In addition, third parties may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights.

          We lack sales and marketing experience and will rely upon third parties to market our products which will result in a loss of control over the marketing process.

          We intend to rely on third parties with established direct sales forces to market, distribute and sell many of our products. These third parties may have significant control over important aspects of the commercialization of our products, including market identification, marketing methods, pricing, sales force recruitment and management and promotional activities. We may be unable to control the actions of these third parties. We may be unable to make or maintain arrangements with third parties to perform these activities on favorable terms.

          Our success may depend on third-party reimbursement of patients’ costs for our products which could result in price pressure or reduced demand for our products.

          Our ability to market products successfully will depend in part on the extent to which various third parties are willing to reimburse patients for the costs of our products and related treatments. These third parties include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third-party payors are increasingly challenging the prices charged for medical products and services. Accordingly, if less costly drugs are available, third-party payors may not authorize or may limit reimbursement for our products, even if our products are safer or more effective than the alternatives. In addition, the trend toward managed healthcare and government insurance programs could result in lower prices and reduced demand for our products. Cost containment measures instituted by healthcare providers and any general healthcare reform could affect our ability to sell our products and may have a material adverse effect on us. We cannot predict the effect of future legislation or regulation concerning the healthcare industry and third-party coverage and reimbursement on our business.

           You could experience substantial dilution in the future.

          You could experience dilution in the net tangible book value of the stock held by you upon:

•	the exercise by holders of outstanding options and warrants;

•	the conversion by Schering AG of outstanding debt into shares of our common stock;

•	the conversion by Elan of shares of our Series A Preferred Stock, which shares are currently convertible into approximately 1.2 million shares of our common stock; or

•	the conversion by Elan of shares of our Series B Preferred Stock, which shares are currently convertible into approximately 979,000 shares of our common stock.

           Our common stock has limited trading volume and a history of volatility which could impair your investment.

          You may be unable to sell securities you purchase from us at the time or price desired. The market price of our common stock has fluctuated dramatically in recent years. The trading price of our common stock may continue to fluctuate substantially due to:

•	quarterly variations in our operating results;

•	our ability to raise additional funds;

•	changes in the status of our corporate collaborative agreements;

•	changes in earnings estimates by market research analysts;

•	clinical trials of products;

•	research activities, technological innovations or new products by us or our competitors;

•	developments or disputes concerning patents or proprietary rights;

•	purchases or sales of our stock by our executive officers, directors or substantial holders of our common stock;

•	timing or denial by the FDA of clinical trial protocols or marketing applications;

•	securities class actions or other litigation; and

•	changes in government regulations.

          These fluctuations have sometimes been unrelated to our operating performance. As a result, the value of your shares could vary significantly from time to time. The historical trading volume of our common stock has been limited. After this offering, an active public market for the common stock may not develop or be sustained.

          Both our corporate documents and Delaware law have anti-takeover provisions that may discourage transactions involving actual or potential changes of control at premium prices.

           Our corporate documents:

•	require procedures to be followed and time periods to be met for any stockholder to propose matters to be considered at annual meetings of stockholders, including nominating directors for election at those meetings; and

•	authorize our Board of Directors to issue up to 5,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine.

          In addition, we are subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult. Accordingly, transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common stock may be discouraged or more difficult for our company than for other companies organized in other jurisdictions.